EXHIBIT 99.1

Gateway Financial Holdings Reports Third Quarter 2006 Results

VIRGINIA BEACH, Va., Oct. 24, 2006 (PRIMEZONE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the third quarter of 2006 of $2.78 million compared with $1.02 million for the 2005 third quarter, an increase of $1.76 million, or 173.7 percent. Diluted earnings per share were $0.25 compared with $0.12 for the year-ago quarter, up 108.3 percent. Per share results reflect the December 2005 stock offering of 2.3 million shares, which increased average diluted shares outstanding from 8,552,862 shares for the third quarter of 2005 to 11,097,299 for the current quarter, an increase of 29.7 percent.

For the first nine months of 2006, the Company reported net income of $3.87 million, up $1.15 million, or 42.2 percent, from the $2.72 million reported for the year-earlier nine-month period. Diluted earnings per share were $0.35 for the 2006 nine-month period compared with $0.32 last year, an increase of 9.4 percent. Per share results also reflect the 2005 stock offering, which increased average diluted shares outstanding for the first nine months of 2006 by 30.8 percent, from 8,489,787 shares for the first nine months of 2005 to 11,104,389 for the current nine-month period.

2006 results include a market value gain and net cash market settlement of $1.60 million before tax for the third quarter and a pre-tax loss of $1.42 million for the year-to-date period resulting from a $150 million interest rate swap agreement entered into on December 31, 2005 to hedge variable rate loans on Gateway's books; this has been reported as a component of non-interest income in accordance with GAAP.

Results also reflect strong loan growth, an expanding margin and outstanding asset quality. Despite the negative impact of the swap agreement for the first nine months of 2006, year-to-date net income still reflects an increase of $1.15 million or 42.2 percent.

D. Ben Berry, chairman and chief executive officer of Gateway Financial Holdings, Inc., commented on the quarter. "We continue to outperform the entire Southeast banking community with our growth. While most banks are retrenching in this uncertain environment, we consider this to be a favorable opportunity for expansion. We hire the best bankers, identify the most favorable branch locations, expand our franchise, and diversify our product offerings. We are thrilled to report another quarter of record earnings, with over fifty percent loan growth year-over-year, and with the same impeccable asset quality that is a hallmark of Gateway's performance. The accounting for the swap transaction has resulted in volatile earnings from quarter to quarter but it has not obscured the enormous progress we have made this year."

For the third quarter of 2006, total revenue, comprised of net interest income and non-interest income, was $13.9 million, an increase of 70.9 percent above the $8.14 million reported for the prior-year third quarter. Excluding the third quarter gain of $1.60 million from the swap transaction, total revenue was $12.3 million, an increase of 51.2 percent compared to the year-ago period. Net interest income was $9.49 million, up 54.8 percent over the prior-year period, reflecting a 52.4 percent increase in average earning assets, combined with a 6-basis point improvement in the net interest margin to 3.84 percent.

Non-interest income for the third quarter was $4.42 million, an increase of 120.0 percent above the prior-year; excluding the impact of the swap, non-interest income increased $808,000, or 40.3 percent, year-over-year. Service charge income increased $252,000 or 40.4 percent, while other income grew $620,000, or 47.0 percent. Growth of other income was primarily driven by an increase of $252,000 in mortgage revenues from Gateway Financial Mortgage which commenced operations in the second quarter of this year, as well as increases in insurance, brokerage, and BOLI related revenues. For the nine-month period, pro forma non-interest income increased 42.1 percent to $8.14 million, excluding the $1.4 million loss from the swap.

Non-interest expense for the third quarter of 2006 was $9.02 million, up $3.0 million, or 49.5 percent, from the $6.03 million reported in the third quarter of 2005, reflecting Gateway's investment in its banking franchise and infrastructure over the past twelve months. Salaries and benefits increased 54.1 percent, driven by an increase in FTEs to 310 from 225 at September, 2005, while occupancy and equipment rose 55.8 percent. Other expense increased $561,000 or 32.9 percent, primarily as a result of the Haberfeld High Performance Checking Program ($232,000), and higher advertising and professional services expenses. Expenses as a percent of average assets have remained remarkably steady over the past five quarters, despite the opening of seven banking offices over the past twelve months; expenses stand at 3.38 percent of average assets for the most recent quarter.

At September 30, 2006, total assets were $1.13 billion, an increase of $384.9 million, or 52.0 percent, above the $740.3 million reported twelve months ago. Loans increased $305.6 million, or 51.8 percent year-over-year. For the nine-month period year-to date, loans increased $229.4 million, or 34.4 percent (45.9 percent annualized), with commercial accounts, namely, C&I, CRE and construction loans, accounting for 69 percent of Gateway's loan portfolio at September 30, 2006.

Deposits rose $246.0 million, or 41.8 percent, over the past twelve months, to $834.1 million. Year-to-date, deposits grew $187.8 million or 29.1 percent (38.9 percent annualized). Growth of core deposits has outpaced wholesale deposits, mainly as a result of Gateway's success at building retail money market and commercial sweep accounts. Since year-end 2005, core deposits grew $150 million, or 42.7 percent (annualized) with savings and money market accounts contributing $104 million of that growth.

Gateway continues to maintain asset quality at consistently outstanding levels while at the same time reporting exceptional growth in its loan portfolio. Mr. Berry noted that the Company continues to build reserves relative to market risks and growth, although there has been no sign of weakness to Gateway's loan portfolio. He added, "The economy is slowing and we believe this is a prudent step to take. However, the expertise of our lenders and our credit administration staff is our first line of defense in protecting Gateway from problem loans." Nonperforming loans were $420,000 this quarter, or 0.05 percent of total loans, compared with $138,000 or 0.02 percent in the previous quarter, and $390,000 or 0.07 percent at September 30, 2005. Net loan charge-offs have also been consistently low; this quarter, they were $53,000 or 0.02 percent (annualized) of average loans; this compares with $76,000, or 0.04 percent of average loans in the previous quarter, and $36,000, or 0.03 percent, for the year-ago quarter. Loan loss reserves were $8.7 million or 0.97 percent of total loans at September 30, 2006. Gateway has been building reserves throughout 2006, which have increased from 0.94 percent at year-end 2005.

Stockholders' equity at June 30, 2006 totaled $106.1 million, up $38.9 million, or 57.8 percent, from twelve months ago. The 2.3 million new shares issued this past December, including the over-allotment, added approximately $34.5 million to Gateway's capital base. At September 30, 2006, Gateway had 10,824,678 shares outstanding; stockholders' equity equaled 9.43 percent of total assets, and the total risk-based capital ratio was 13.94 percent, well in excess of the "well-capitalized" regulatory threshold. Mr. Berry concluded, "Although our markets are moderating somewhat, we still see good growth opportunities ahead. Our branch configuration is set for the near-term, although we are prepared to move forward with two additional loan production offices before year-end. Our efforts are now focused more than ever on expanding our share of the dynamic markets we have already entered, and our bankers are prepared for growth even as conditions tighten."

Web Cast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous web cast on Tuesday, October 24 at 10:00 AM Eastern Time to discuss third quarter results. The web cast can be accessed live on the Company's website, www.gwfh.com, on the Investor Relations page. A replay will be available two hours following the completion of the conference call through Midnight, ET, October 31, 2006 by dialing 877-660-6853, Account number 286 Conference ID number 215608. The webcast will also be available for 30 days on the Investor Relations page of the Company's website, www.gwfh.com

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with a total of twenty-four full-service financial centers -- thirteen in Virginia: Virginia Beach (7), Chesapeake (3), Suffolk, Norfolk and Emporia; and eleven in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

 Gateway Financial Holdings, Inc. and Subsidiary
 Third Quarter 2006

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                               Quarterly
                3rd Qtr   2nd Qtr     1st Qtr    4th Qtr    3rd Qtr
                 2006      2006        2006       2005       2005
              ----------  ----------  ---------  ---------  ---------
             (Dollars in thousands except per share data)
 EARNINGS
  Net interest
   income       $  9,493       9,312      8,222      7,080      6,134
  Provision for
   loan losses  $    600         800      1,200        750        550
  Non Interest
   income       $  4,416       1,296      1,013      2,337      2,007
  Non Interest
   expense      $  9,018       8,559      7,840      6,817      6,031
  Pre-tax
   income       $  4,291       1,249        195      1,850      1,560
  Net income    $  2,778         864        224      1,220      1,015
  Basic earnings
   per share(a) $   0.26        0.08       0.02       0.14       0.12
  Diluted
   earnings
   per share(a) $   0.25        0.08       0.02       0.14       0.12
  Weighted avg.
   basic shares
   outstand-
   ing(a)     10,805,652  10,789,189 10,762,140  8,486,740  8,147,547
  Weighted
   average
   diluted
   shares(a)  11,097,299  11,131,691 11,113,498  8,841,860  8,552,862

 PERFORMANCE RATIOS
  Return on
   average
   assets           1.03%       0.37%      0.11%      0.60%      0.56%
  Return on
   average
   common
   equity          10.57%       3.41%      0.89%      6.22%      6.08%
  Net interest
   margin
   (fully
    tax-
   equivalent)      3.84%       3.94%      3.92%      3.96%      3.78%
  Non-int.
   expense to
   average
   assets           3.38%       3.35%      3.39%      3.37%      3.36%
  Efficiency
   ratio           64.20%      79.99%     88.95%     71.64%     74.67%
  Full-time
   equivalent
   employees         310         299        280        247        225

 CAPITAL
  Period-end
   equity to
   assets           9.43%       9.62%     10.39%     11.19%      9.08%
  Tier 1
   leverage
   capital
   ratio           12.02%      12.48%     12.01%     13.73%     11.50%
  Tier 1 risk-
   based
   capital
   ratio           13.05%      13.75%     13.02%     14.31%     11.89%
  Total risk-
   based
   capital
   ratio           13.94%      14.63%     13.89%     15.17%     12.80%
  Book value
   per share(a) $   9.80        9.45       9.48       9.45       8.19
  Cash dividend
   per share(a) $   0.05        0.03       0.03       0.03       0.02

 ASSET QUALITY
  Gross loan
   charge-offs  $     58          86         66         32         38
  Net loan
   charge-offs  $     53          76         60         29         36
  Net charge-
   offs to
   avg. loans
   (annualized)     0.02%       0.04%      0.03%      0.02%      0.03%
  Allowance for
   loan losses  $  8,694       8,147      7,423      6,283      5,562
  Allowance for
   loan losses
   to total
   loans            0.97%       0.96%      0.95%      0.94%      0.94%
  Nonperforming
   loans        $    420         138      2,681        204        390
  NPL to total
   loans            0.05%       0.02%      0.34%      0.03%      0.07%
  Other real
   estate and
   repossessed
   assets       $      0           0          0          0          0

 END OF PERIOD BALANCES
  Loans
   (before
   allowance) $  896,080     852,381    783,614    666,652    590,439
  Total earning
   assets
   (before
   allowance) $1,031,613     984,515    908,052    802,398    669,534
  Total assets$1,125,144   1,062,241    986,311    883,373    740,279
  Deposits    $  834,093     836,528    760,078    646,262    588,058
  Stockholders'
   equity     $  106,058     102,240    102,456     98,744     67,193

 AVERAGE BALANCES
  Loans
   (before
   allowance) $  860,038     822,938    718,642    641,354    559,498
  Total earning
   assets
   (before
   allowance) $  980,105     947,402    846,652    736,239    643,044
  Total
   assets     $1,066,917   1,022,762    924,764    809,546    718,237
  Deposits
   (Excludes
   non-int.
   DDA)       $  729,485     703,226    614,034    523,402    572,354
  Stockholder's
   equity     $  104,227     102,820    102,347     77,895     66,302

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a stock dividend distributed on
     April 28, 2006 and June 20, 2005.

                                                Year to Date
                                            9 Mos.         9 Mos.
                                             2006          2005
                                          ----------     ----------
             (Dollars in thousands except per share data)
 EARNINGS
  Net interest income                      $    27,027        16,222
  Provision for loan losses                $     2,600         1,450
  Non Interest income                      $     6,725         5,731
  Non Interest expense                     $    25,417        16,449
  Pre-tax income                           $     5,735         4,054
  Net income                               $     3,866         2,719
  Basic earnings per share(a)              $      0.36          0.33
  Diluted earnings per share(a)            $      0.35          0.32
  Weighted avg. basic shares outstanding(a) 10,785,821     8,122,424
  Weighted average diluted shares(a)        11,104,389     8,489,787

 PERFORMANCE RATIOS
  Return on average assets                        0.51%         0.57%
  Return on average common equity                 5.02%         5.56%
  Net interest margin (fully
   tax-equivalent)                                3.91%         3.77%
  Non-int. expense to average assets              3.35%         3.42%
  Efficiency ratio                               72.88%        73.63%
  Full-time equivalent employees                   310           225

 CAPITAL
  Period-end equity to assets                     9.43%         9.08%
  Tier 1 leverage capital ratio                  12.02%        11.50%
  Tier 1 risk-based capital ratio                13.05%        11.89%
  Total risk-based capital ratio                 13.94%        12.80%
  Book value per share(a)                  $      9.80          8.19
  Cash dividend per share(a)               $      0.11          0.06

 ASSET QUALITY
  Gross loan charge-offs                   $       210            55
  Net loan charge-offs                     $       189            51
  Net charge-offs to avg. loans (annualized)      0.03%         0.01%
  Allowance for loan losses                $     8,694         5,562
  Allowance for loan losses to total
   loans                                          0.97%         0.94%
  Nonperforming loans                      $       426            76
  NPL to total loans                              0.05%         0.01%
  Other real estate and repossessed
   assets                                  $         0             0

 END OF PERIOD BALANCES
  Loans (before allowance)                 $   896,080       590,439
  Total earning assets (before allowance)  $ 1,038,661       669,644
  Total assets                             $ 1,125,144       740,279
  Deposits                                 $   834,093       588,058
  Stockholders' equity                     $   106,058        67,193

 AVERAGE BALANCES
  Loans (before allowance)                 $   801,057       490,060
  Total earning assets (before allowance)  $   925,208       575,748
  Total assets                             $ 1,011,698       640,684
  Deposits (Excludes non-int. DDA)         $   682,668       417,976
  Stockholder's equity                     $   103,060        65,397

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a stock dividend distributed on
     April 28, 2006 and June 20, 2005.

 Gateway Financial Holdings, Inc. and Subsidiary
 Third Quarter 2006 and FY 2005 Results

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF OPERATIONS

                                                THREE MONTHS ENDED
                                                   September 30,
                                                2006          2005
                                            -----------   -----------
                                                    Unaudited

                              (Amounts in (000), except per share data)
 INTEREST INCOME
  Loans, including fees                     $    17,834   $     9,885
  Investment securities - taxable                 1,161           620
                        - tax-exempt                 58            28
  Interest-earning bank deposits                     37            83
  Other interest and dividends                      130            46
                                            -----------   -----------
    Total interest income                        19,220        10,662

 INTEREST EXPENSE
  Money market, NOW and savings                   2,259           992
  Time deposits                                   5,541         2,715
  Short term Debt                                   685            32
  Long-term debt                                  1,242           789
                                            -----------   -----------
    Total interest expense                        9,727         4,528
                                            -----------   -----------
    Net interest income                           9,493         6,134

    Provision for loan losses                       600           550
                                            -----------   -----------
    Net interest income after
     provision for loan losses                    8,893         5,584

 NON INTEREST INCOME
  Service charges on accounts                       875           623
  Net gain on sales of securities                     0            64
  Loss and net cash settlements on
   economic hedge                                 1,601            --
  Other income                                    1,940         1,320
                                            -----------   -----------
    Total non interest income                     4,416         2,007

 NON INTEREST EXPENSE
  Salaries and benefits                           4,534         2,943
  Occupancy and equipment                         1,812         1,163
  Data processing fees                              405           219
  Other expense                                   2,267         1,706
                                            -----------   -----------
    Total non interest expense                    9,018         6,031
                                            -----------   -----------

    Income before income taxes                    4,291         1,560

  Income taxes                                    1,513           545
                                            -----------   -----------
    Net income                              $     2,778   $     1,015
                                            -----------   -----------

 Basic earnings per share (a)               $      0.26   $      0.12

 Diluted earnings per share (a)             $      0.25   $      0.12

 Weighted avg. basic shares outstanding (a)  10,805,652     8,147,547

 Weighted average diluted shares (a)         11,097,299     8,552,862

                                                NINE MONTHS ENDED
                                                   September 30,
                                                2006          2005
                                            -----------   -----------
                                                    Unaudited

                              (Amounts in (000), except per share data)
 INTEREST INCOME
  Loans, including fees                     $    48,167   $    24,683
  Investment securities - taxable                 3,587         2,034
                        - tax-exempt                181           142
  Interest-earning bank deposits                    110           114
  Other interest and dividends                      410           163
                                            -----------   -----------
    Total interest income                        52,455        27,136

 INTEREST EXPENSE
  Money market, NOW and savings                   5,599         2,436
  Time deposits                                  14,618         5,923
  Short term Debt                                 2,588           881
  Long-term debt                                  2,623         1,674
                                            -----------   -----------
    Total interest expense                       25,428        10,914
                                            -----------   -----------

    Net interest income                          27,027        16,222

  Provision for loan losses                       2,600         1,450
                                            -----------   -----------
    Net interest income after provision
     for loan losses                             24,427        14,772

 NON INTEREST INCOME
  Service charges on accounts                     2,438         1,637
  Net gain on sales of securities                   653            83
  Loss and net cash settlements on
   economic hedge                                (1,416)           --
  Other income                                    5,050         4,011
                                            -----------   -----------
   Total non interest income                      6,725         5,731

 NON INTEREST EXPENSE
  Salaries and benefits                          12,474         8,095
  Occupancy and equipment                         5,069         3,350
  Data processing fees                            1,259           662
  Other expense                                   6,615         4,342
                                            -----------   -----------
    Total non interest expense                   25,417        16,449
                                            -----------   -----------
    Income before income taxes                    5,735         4,054

   Income taxes                                   1,869         1,335
                                            -----------   -----------
    Net income                              $     3,866   $     2,719
                                            ===========   ===========

 Basic earnings per share (a)               $      0.36   $      0.33

 Diluted earnings per share (a)             $      0.35   $      0.32

 Weighted avg. basic shares outstanding (a)  10,785,821     8,122,424

 Weighted average diluted shares (a)         11,104,389     8,489,787

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a stock dividend distributed on April
     28, 2006 and June 20, 2005.

 Gateway Financial Holdings, Inc. and Subsidiary
 Third Quarter 2006 & FY 2005 Results

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED BALANCE SHEETS

                              September 30,  December 31, September 30,
                                  2006           2005         2005
                               -----------   -----------   -----------
                                Unaudited      Audited      Unaudited

                                     (Dollar amounts in thousands)
 ASSETS
  Cash and due from banks      $    16,659   $    18,475   $    13,406
  Interest-earnings deposits
   in other banks                   20,992         3,668         3,382
                               -----------   -----------   -----------
     Total cash and cash
      equivalents                   37,651        22,143        16,788

  Securities available for sale    104,930       123,773        71,224
  Federal Home Loan Bank stock       6,002         6,208         3,877
  Federal Reserve Bank stock         3,609         2,097           722

  Loans                            896,080       666,652       590,439
  Allowance for loan losses         (8,694)       (6,283)       (5,562)
                               -----------   -----------   -----------
     Total loans, net              887,386       660,369       584,877

  Premises and equipment, net       37,253        29,551        27,110
  Bank owned life insurance
   policies                         24,788        17,187        17,040
  Accrued interest receivable        7,525         5,883         4,491
  Other assets                      16,000        16,162        14,150
                               -----------   -----------   -----------
     Total assets              $ 1,125,144   $   883,373   $   740,279
                               -----------   -----------   -----------

 LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Deposits:
   Noninterest-bearing         $    98,738   $    89,162   $    78,818
   Interest-bearing                735,355       557,100       509,240
                               -----------   -----------   -----------
     Total deposits                834,093       646,262       588,058

  Short term debt                   53,001        62,000         6,202
  Long-term debt                   127,429        72,665        77,465
  Accrued expenses and
   other liabilities                 4,563         3,702         1,361
                               -----------   -----------   -----------
     Total liabilities           1,019,086       784,629       673,086

 STOCKHOLDERS' EQUITY
  Common stock                      99,219        94,109        63,757
  Retained earnings                  7,850         5,113         4,117
  Deferred Compensation
   - restricted stock                   --           (43)          (61)
  Accumulated other
   comprehensive loss               (1,011)         (435)         (620)
                               -----------   -----------   -----------
    Total stockholders' equity     106,058        98,744        67,193

    Total liabilities and
     stockholders' equity      $ 1,125,144   $   883,373   $   740,279
                               -----------   -----------   -----------

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior EVP and CFO
            (757) 422-8004